Exhibit 99.1

News Release

For Immediate Release    Contact: Stacy Frole (419) 627-2227
February 15, 2011

CEDAR FAIR REPORTS RECORD RESULTS FOR 2010

•	Generates Record $359 Million in Adjusted EBITDA, a 13.5% Increase Over 2009

•	Entertains a Record 22.8 Million Guests in 2010, a 7.8% Increase Over 2009

•	Demonstrates Ongoing Commitment to Distribution by Announcing Quarterly Payment of $0.08 to be Paid on March 15, 2011

•	Company Optimistic About 2011; Has Begun Initial Discussions with Lenders on Further Lowering Interest Spreads and Increasing Distribution Capacity in 2011 and Beyond

SANDUSKY, OHIO, February 15, 2011 - Cedar Fair (NYSE: FUN), a leader in regional amusement parks, water parks and active entertainment, today announced record results for its fourth quarter and year ended December 31, 2010.
Cedar Fair's operations generated full-year net revenues of $977.6 million and a net loss of $31.6 million, or $0.57 per diluted limited partner (LP) unit. In 2009, the Company achieved net revenues of $916.1 million and reported net income of $35.4 million, or $0.63 per diluted LP unit. Included in the 2010 results are non-cash charges of $62.8 million for the impairment/retirement of fixed assets and $35.3 million for the early extinguishment of debt. The 2009 results include a $23.1 million gain on sale related to the sales of surplus land.
Adjusted EBITDA, which management believes is a meaningful measure of the Company's park-level operating results, increased 13.5% to a record $359.2 million from $316.5 million a year ago. At the end of the third quarter of 2010, the Company had anticipated Adjusted EBITDA for the full year to be in the range of $345 million to $355 million.
The Adjusted EBITDA margin increased 210 basis points to 36.7% from 34.6% in 2009. The increase in margin in 2010 was largely due to increased attendance which led to strong operating results during the peak summer months of July and August, as well as the ever-growing fall season, and continued disciplined cost containment throughout the year. See the attached table for a reconciliation of net income (loss) to Adjusted EBITDA.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 (419) 627-2233

Cedar Fair Reports Record Results for 2010
February 15, 2011

The improvement in revenues and Adjusted EBITDA resulted from the record attendance of 22.8 million guests in 2010, an increase of 1.7 million, or 7.8%, from 2009.
“The attendance improvement was largely due to our aggressive marketing efforts to increase the number of season passes sold which, in turn, increased the number of season-pass visits, particularly at our parks in the southern and western regions. In addition, attendance in 2010 benefited from our marketing efforts to raise group sales business, and many of our parks saw the return of a number of group bookings that were lost during the economic downturn in 2009. Favorable weather conditions also helped boost attendance throughout much of the operating season,” said Dick Kinzel, president and chief executive officer. “During this same period, we were pleased that average in-park guest per capita spending decreased less than 1%, or $0.35, despite the fact that season-pass visitors typically spend less per visit. Meanwhile, out-of-park revenues increased 6.1%, or $6.2 million, due primarily to an increase in occupancy and average daily room rates at most of our hotel properties.”
Kinzel added, “While the economic recovery continues to be slow, we demonstrated the inherent competitive strength of our properties and attractions with record attendance in 2010, exceeding our previous record in 2008. Our ability to continue to deliver the highest standards of customer service, our ongoing strategic investments to improve our parks, and our employees, who are the best in the industry, have been collectively responsible for our success and will continue to make us a strong company for many years to come.”
Operating costs increased $15.9 million, or 2.6%, to $632.0 million versus $616.1 million in the prior year. The increase reflects $10.4 million of costs incurred in connection with the terminated merger, an increase in scheduled maintenance expense across the parks of approximately $9.5 million, increases in operating supplies and seasonal wages of approximately $3.2 million and $2.9 million, respectively, and the negative impact of exchange rates on the Company's Canadian operating expenses of approximately $4.5 million during the year. Offsetting these additional costs in 2010 was a reduction of $11.5 million in litigation costs expensed in 2009 for the settlement of a California class-action lawsuit and a license dispute with Paramount Pictures, as well as $5.6 million of costs in 2009 for the terminated merger.
In 2010, depreciation and amortization decreased $5.9 million to $126.8 million from $132.7 million in 2009. This decrease is due primarily to lower amortization expense in 2010 resulting from the accelerated amortization in 2009 of the intangible asset related to the Nickelodeon licensing agreement, which was not renewed at the end of 2009. Additionally in the fourth quarter of 2010, the Company recognized a $62.4

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 (419) 627-2233

Cedar Fair Reports Record Results for 2010
February 15, 2011

million non-cash charge for impairment/retirement of fixed assets. Although the acquisition of the Paramount Parks in 2006 continues to meet the Company's collective operating and profitability goals, the performance of Great America fell below its original expectation and resulted in this impairment charge. After depreciation, amortization, a loss on impairment of goodwill and other intangibles, and a loss on impairment/retirement of fixed assets, operating income for the period decreased $31.8 million to $153.7 million in 2010 compared with $185.5 million in 2009. Operating income in 2009 was affected by the sale of 87 acres of surplus land at Canada's Wonderland, which resulted in the recognition of a $23.1 million gain during 2009.
In July 2010, the Company refinanced its outstanding debt by issuing $405 million of 9.125% senior unsecured notes and entering into a new $1,435 million credit agreement, resulting in the recognition of a $35.3 million loss during the year on the early extinguishment of the Company's previous debt. As a result of the 2010 financing, as well as the August 2009 amendment that extended $900 million of term debt, interest-rate spreads were higher during 2010 than a year ago. Based on the higher interest-rate spreads, interest expense for 2010 increased $25.6 million to $150.3 million from $124.7 million in 2009. Among other things, the refinancing allowed the Company to greatly improve the financial flexibility needed to fund its growth strategy and create steadily increasing value for its unitholders through a more sustainable distribution.
During 2010, the net effect of the Company's swaps increased $9.0 million due to a non-cash charge to earnings of $18.2 million, reflecting the regularly scheduled amortization of amounts in “Accumulated other comprehensive income” related to the swaps, offset somewhat by gains from marking the ineffective and de-designated swaps to market and foreign currency gains related to the U.S.-dollar denominated Canadian term loan in the current period. During the year, the Company also recognized a $20.6 million benefit to earnings for unrealized/realized foreign currency gains, $17.5 million of which represents an unrealized foreign currency gain on the U.S.-dollar denominated notes issued in July and held at our Canadian property.
For the year, a provision for taxes of $3.2 million was recorded to account for the tax attributes of the Company's corporate subsidiaries and publicly traded partnership taxes, compared with a provision for taxes of $15.0 million in 2009.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 (419) 627-2233

Cedar Fair Reports Record Results for 2010
February 15, 2011

Fourth Quarter Results
For the fourth quarter, net revenues increased $24.1 million to $129.7 million from $105.6 million a year ago. The 23% increase in net revenues is a result of a more than 20% increase, or 635,000 visits, in attendance. Operating loss for the quarter was $58.1 million compared with an operating loss of $19.8 million in the fourth quarter a year ago. The increase in operating loss is primarily attributable to the $62.4 million non-cash charge for the impairment/retirement of fixed assets, offset somewhat by the Company's continued focus on controlling costs combined with record attendance in October.
After interest expense, which increased $12.7 million from the fourth quarter of 2009 due to the increase in interest rates on the debt refinancing in July, a $5.3 million non-cash charge for the net change in fair value of swaps, a $12.4 million benefit to earnings for unrealized/realized foreign currency gains, and a $34.1 million benefit for taxes in the period, the net loss for the quarter was $63.2 million, or $1.14 per diluted LP unit, compared with a net loss of $26.3 million, or $0.48 per diluted LP unit, last year.
Balance Sheet
At year end, the Company had $1.16 billion of variable-rate term debt, of which all has been converted to fixed rate through several swap agreements, $399.4 million of fixed-rate debt, $23.2 million of borrowings under its revolving credit facilities, and cash on hand of $9.8 million. Of the total term debt outstanding at the end of the year, none was scheduled to mature within the next 12 months. The Company's credit facilities and cash flow from operations are expected to be sufficient to meet working capital needs, debt service, planned capital expenditures and distributions for the foreseeable future.
Peter Crage, executive vice president and chief financial officer, said, “In terms of both liquidity and cash flow, we are pleased with where we ended 2010. Through the past year we have improved our debt portfolio with longer tenor and widened covenants, reduced debt by approximately $47 million and have significantly improved our leverage ratio, as defined in our credit agreement, to 4.3x debt to Adjusted EBITDA as of December 31, 2010, versus 4.9x as of December 31, 2009, an important factor in ensuring the distribution is sustainable over time.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 (419) 627-2233

Cedar Fair Reports Record Results for 2010
February 15, 2011

“In light of our strong performance in 2010, the strengthening of our capital structure and continued improvement in the capital markets, we are currently working with our lenders to amend our Term Loan B agreement to align with current market conditions. This potentially includes lower interest spreads and more flexible distribution payment provisions, however, negotiations are ongoing and the terms are not final. We will make an announcement as new information becomes available, which we hope to be in the very near future.”
Distribution Declaration
The Company's Board of Directors also today announced the declaration of a regular quarterly cash distribution of $0.08 per limited-partner unit. The distribution will be paid on March 15, 2011 to holders of record March 3, 2011. “This represents our 25th consecutive year of paying a distribution to investors and is in line with the Board's previously announced intent to raise the 2011 annual distribution to $0.35 per limited partner unit, the maximum allowed under our current debt terms,” said non-executive chairman C. Thomas Harvie. “This reflects the improving performance and financial strength of the Company, as well as the Board's commitment to keep the distribution amongst the highest priority and a key component of long-term value creation for unitholders.”
2011 Outlook
For the 2011 season, Kinzel reported that the Company will be investing approximately $75 million in capital improvements across its properties, highlighted by the addition of four 300-foot-tall swing rides at its four largest properties: Cedar Point in Sandusky, OH; Knott's Berry Farm in Buena Park, CA; Kings Island near Cincinnati, OH; and Canada's Wonderland near Toronto, Canada. In addition, family attractions will be introduced at Dorney Park, PA, Worlds of Fun, MO and Valleyfair, MN.
“We remain committed to investing in new rides and attractions at our parks on an annual basis,” said Kinzel. “These strategic investments are one of the reasons we have been able to navigate through the challenges of 2009 and return to record results in 2010.
“We continue to believe a 2% to 3% annual growth rate for revenues and adjusted EBITDA over the next three to five years is achievable with our capital plan as currently configured,” continued Kinzel. “We also expect the Company will continue to generate a significant amount of free cash flow during this same period. We remain committed to allocating this free cash flow towards paying an increasing quarterly

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 (419) 627-2233

Cedar Fair Reports Record Results for 2010
February 15, 2011

distribution to our unitholders, strategically investing additional capital into our properties to support growth in our business, and optimizing the capital structure. We are optimistic about the future and expect the positive trends we created in 2010 to continue in our 2011 operating season and beyond.”
Management will host a conference call with analysts today, February 15, 2011, at 10:00 a.m. Eastern Time, which will be web cast live in “listen only” mode via the Cedar Fair web site (www.cedarfair.com). It will also be available for replay starting at approximately 1:00 p.m. ET, Tuesday, February 15, 2011, until 11:59 p.m. ET, Tuesday, March 1, 2011. In order to access the replay of the earnings call, please dial 1-877-870-5176 followed by the access code 4401157.
About Cedar Fair
Cedar Fair is a publicly traded partnership headquartered in Sandusky, Ohio, and one of the largest regional amusement-resort operators in the world. The Partnership owns and operates 11 amusement parks, six outdoor water parks, one indoor water park and five hotels. Amusement parks in the Company's northern region include two in Ohio: Cedar Point, consistently voted “Best Amusement Park in the World” in Amusement Today polls and Kings Island; as well as Canada's Wonderland, near Toronto; Dorney Park, PA; Valleyfair, MN; and Michigan's Adventure, MI. In the southern region are Kings Dominion, VA; Carowinds, NC; and Worlds of Fun, MO. Western parks in California include: Knott's Berry Farm; California's Great America; and Gilroy Gardens, which is managed under contract.
Forward Looking Statements
Some of the statements contained in this news release (including information included or incorporated by reference herein) may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995, including statements as to the Company's expectations, beliefs and strategies regarding the future. These forward-looking statements may involve risks and uncertainties that are difficult to predict, may be beyond the Company's control and could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Important factors, including general economic conditions, competition for consumer leisure time and spending, adverse weather conditions, unanticipated construction delays and the risk factors discussed from time to time by the

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 (419) 627-2233

Cedar Fair Reports Record Results for 2010
February 15, 2011

Company in reports filed with the Securities and Exchange Commission (the “SEC”) could affect attendance at our parks and cause actual results to differ materially from the Company's expectations. Additional information on risk factors that may affect the business and financial results of the Company can be found in the Company's Annual Report on Form 10-K and in the filings of the Company made from time to time with the SEC. The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.
###
(Table Follows)

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 (419) 627-2233

Cedar Fair Reports Record Results for 2010
February 15, 2011

CEDAR FAIR, L.P.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per unit amounts)

	Three months ended		Twelve months ended
	12/31/2010	12/31/2009	12/31/2010	12/31/2009
Net revenues:
Admissions	$80,371	$64,940	$568,762	$532,814
Food, merchandise and games	41,326	33,314	337,356	316,386
Accommodations and other	7,992	7,316	71,474	66,875

	129,689	105,570	977,592	916,075

Costs and expenses:
Cost of food, merchandise and games revenues	10,797	10,565	86,619	84,940
Operating expenses	75,397	67,010	411,402	402,728
Selling, general and administrative	23,066	24,152	134,001	128,473
Depreciation and amortization	15,172	19,141	126,796	132,745
Loss on impairment of goodwill and other intangibles	903	4,500	2,293	4,500
Loss on impairment / retirement of fixed assets, net	62,433	26	62,752	244
(Gain) on sale of other assets	—	—	—	(23,098)

	187,768	125,394	823,863	730,532

Operating income (loss)	(58,079)	(19,824)	153,729	185,543
Interest expense	46,399	33,712	150,285	124,706
Net effect of swaps	5,279	6,086	18,194	9,170
Loss on early debt extinguishment	—	—	35,289	—
Unrealized/realized foreign currency (gain) loss	(12,381)	1,258	(20,563)	445
Other (income) expense	(74)	(1,301)	(1,154)	815

Income (loss) before taxes	(97,302)	(59,579)	(28,322)	50,407
Provision (benefit) for taxes	(34,135)	(33,287)	3,245	14,978

Net income (loss)	(63,167)	(26,292)	(31,567)	35,429
Net income (loss) allocated to general partner	—	(1)	—	—

Net income (loss) allocated to limited partners	$(63,167)	$(26,291)	$(31,567)	$35,429

Basic earnings per limited partner unit:
Weighted average limited partner units outstanding	55,334	55,212	55,316	55,186
Net income (loss) per limited partner unit	$(1.14)	$(0.48)	$(0.57)	$0.64

Diluted earnings per limited partner unit:
Weighted average limited partner units outstanding	55,334	55,212	55,316	55,906
Net income (loss) per limited partner unit	$(1.14)	$(0.48)	$(0.57)	$0.63

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 (419) 627-2233

Cedar Fair Reports Record Results for 2010
February 15, 2011

CEDAR FAIR, L.P.
BALANCE SHEET DATA

(In thousands)	12/31/2010	12/31/2009
Cash and cash equivalents	$9,765	$11,928
Total assets	2,080,944	2,145,439

Long-Term Debt:
Revolving credit loans	23,200	86,300
Term debt	1,157,062	1,540,046
Notes	399,441	—

	1,579,703	1,626,346

Total partners' equity	137,136	127,862

CEDAR FAIR, L.P.
RECONCILIATION OF ADJUSTED EBITDA

	Three months ended		Twelve months ended
(In thousands)	12/31/2010	12/31/2009	12/31/2010	12/31/2009

Net income (loss)	$(63,167)	$(26,292)	$(31,567)	$35,429
Interest expense	46,399	33,712	150,285	124,706
Other (income) expense	(74)	4	(1,154)	(44)
Provision (benefit) for taxes	(34,135)	(33,287)	3,245	14,978
Depreciation and amortization	15,172	19,141	126,796	132,745
EBITDA	(35,805)	(6,722)	247,605	307,814
Loss on early debt extinguishment	—	—	35,289	—
Other expense, net	—	(1,351)	—	—
Net effect of swaps	5,279	6,086	18,194	9,170
Unrealized foreign exchange (gain) on Note	(12,675)	—	(17,464)	—
Equity-based compensation	(41)	(639)	(89)	(26)
Loss on impairment of goodwill and other intangibles	903	4,500	2,293	4,500
Loss on impairment/retirement of fixed assets, net	62,433	26	62,752	244
(Gain) on sale of other assets	—	—	—	(23,098)
Terminated merger costs	(159)	5,619	10,375	5,619
Refinancing costs	—	—	—	832
Licensing dispute settlement costs	—	—	—	1,980
Class action settlement costs	—	—	276	9,477
Adjusted EBITDA (a)	$19,935	$7,519	$359,231	$316,512

(a)
Adjusted EBITDA represents earnings before interest, taxes, depreciation, amortization, other non-cash items, and adjustments as defined in the 2010 Credit Agreement. The Company believes adjusted EBITDA is a meaningful measure of park-level operating profitability. Adjusted EBITDA is not a measurement of operating performance computed in accordance with generally accepted accounting principles and is not intended to be a substitute for operating income, net income, or cash flow from operating activities, as defined under generally accepted accounting principles. In addition, adjusted EBITDA may not be comparable to similarly titled measures of other companies.

This news release and prior releases are available on the Cedar Fair website at www.cedarfair.com

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 (419) 627-2233